Exhibit 1.2

DEBT-FOR-EQUITY EXCHANGE AGREEMENT

by and among

CUMMINS INC.,

GOLDMAN SACHS & CO. LLC

and

J.P. MORGAN SECURITIES LLC

Dated as of [●], 2023

DEBT-FOR-EQUITY EXCHANGE AGREEMENT

DEBT-FOR-EQUITY EXCHANGE AGREEMENT, dated as of [●], 2023 (this “Agreement”), among Cummins Inc., an Indiana corporation (“Cummins”), Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC (collectively, the “Investment Entities”). Capitalized terms used but not defined herein shall have the meanings set forth in the Underwriting Agreement (as defined below).

W I T N E S E T H:

WHEREAS, on [●], 2023, each Investment Entity acquired the amount of debt obligations of Cummins set forth opposite each Investment Entity’s name on Schedule I hereto (the “Cummins Obligations”) and as of the date hereof continues to own the Cummins Obligations;

WHEREAS, Cummins desires to transfer certain shares of common stock (the “Common Stock”), par value $0.0001 per share, of Atmus Filtration Technologies Inc., a Delaware corporation and a direct, wholly owned subsidiary of Cummins (“Atmus”), to each of the Investment Entities in exchange for a portion of the Cummins Obligations;

WHEREAS, each Investment Entity desires to transfer a portion of the Cummins Obligations held by it to Cummins in exchange for shares of Common Stock; and

WHEREAS, immediately following the execution of this Agreement, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, BofA Securities LLC, Robert W. Baird & Co. Incorporated, Wells Fargo Securities, LLC, HSBC Securities (USA) Inc., PNC Capital Markets LLC, BTIG, LLC, ING Financial Markets LLC, KeyBanc Capital Markets Inc., Loop Capital Markets LLC and Siebert Williams Shank & Co., LLC (collectively, the “Underwriters”), the Investment Entities, Atmus and Cummins intend to enter into an underwriting agreement substantially in the form attached hereto as Exhibit A (the “Underwriting Agreement”) in connection with the initial public offering of Common Stock.

NOW, THEREFORE, in consideration of the representations, warranties and agreements contained in this Agreement, the parties agree as follows:

Article I
The First Exchange and The Optional Exchanges

Section 1.1         First Exchange.

Subject to the terms and conditions and in reliance upon the representations and warranties in this Agreement, at the First Exchange Closing:

(a)        Cummins shall transfer to each Investment Entity the number of shares of Common Stock set forth opposite such Investment Entity’s name on Schedule II hereto (collectively, the “Firm Shares”); and each Investment Entity shall accept such Firm Shares and, in exchange,

(b)       each Investment Entity shall transfer to Cummins the principal amount of Cummins Obligations set forth opposite such Investment Entity’s name on Schedule III hereto (collectively, the “Firm Cummins Obligations”), and Cummins shall accept and retire such Firm Cummins Obligations (the transactions described in clauses (a) and (b), collectively, the “First Exchange”).

Section 1.2         First Exchange Closing.

The closing of the First Exchange (the “First Exchange Closing”) shall occur at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, at immediately prior to 9:00 a.m., New York City time, on the “Closing Date” as defined in and pursuant to the Underwriting Agreement (or at such other place or time as may be agreed upon by Cummins and the Investment Entities), subject to satisfaction (or waiver) of the conditions set forth in Section 5 of this Agreement. At the First Exchange Closing,

(a)        Cummins shall transfer to each Investment Entity the specified number of Firm Shares set forth on Schedule II hereto, and each Investment Entity shall accept the Firm Shares, in certificated form or as otherwise agreed by Cummins and such Investment Entities, and

(b)        each Investment Entity shall transfer to Cummins the specified principal amount of Firm Cummins Obligations set forth on Schedule III hereto, and Cummins shall accept and retire such Firm Cummins Obligations, through the facilities of The Depository Trust Company (“DTC”) or as otherwise agreed by such Investment Entities and Cummins.

Section 1.3         Optional Exchange.

In addition, Cummins agrees, at the option of the Investment Entities, to exchange up to the total number of shares of Common Stock set forth opposite each Investment Entity’s name on Schedule IV hereto (collectively, the “Optional Shares” and, together with the Firm Shares, the “Shares”) in accordance with this Section 1.3 and Section 1.4 below. Upon written notice (an “Exercise Notice”) from the Investment Entities given to Cummins from time to time on or before the thirtieth day following the date hereof, each which notice shall state the number of Optional Shares to be exchanged by each Investment Entity (which may be all or less than all of the number of Optional Shares set forth opposite each Investment Entity’s name on Schedule IV hereto), subject to the terms and conditions and in reliance upon the representations and warranties in this Agreement at each Optional Closing Date (as defined below):

(a)        Cummins shall transfer to each Investment Entity the number of Optional Shares set forth in the Exercise Notice, and each Investment Entity shall accept such Optional Shares and, in exchange,

(b)        each Investment Entity shall transfer to Cummins a principal amount of Optional Cummins Obligations (as defined below) (rounded down to the nearest $1,000) equal to (x) the number of Optional Shares to be exchanged by such Investment Entity as specified in the Exercise Notice multiplied by (y) the dollar value set forth on Schedule VI applicable to such Optional Closing Date (as defined below), and Cummins shall accept and retire such Optional Cummins Obligations from each Investment Entity (the transactions described in clauses (a) and (b), collectively, an “Optional Exchange” and, together with the First Exchange, the “Exchange”). Notwithstanding the foregoing, the aggregate number of shares of Common Stock to be included in all Optional Exchanges shall in no event exceed the total number of Optional Shares set forth on Schedule IV hereto and the aggregate principal amount of Optional Cummins Obligations to be exchanged in all Optional Exchanges shall in no event exceed the total Optional Cummins Obligations amount set forth on Schedule V hereto (such total amount set forth on Schedule V, the “Optional Cummins Obligations” and, together with the Firm Cummins Obligations, the “Cummins Obligations”).

Section 1.4         Optional Exchange Closing.

Each time for the exchange of Optional Shares for Optional Cummins Obligations as contemplated by Section 1.3 above, is herein referred to as an “Optional Closing Date,” which may be the date on which the First Exchange Closing occurs (the “First Exchange Closing Date” and, the First Exchange Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be the fourth full business day after an Exercise Notice is given (or such other time as may be agreed upon by Cummins and the Investment Entities). At any Optional Exchange Closing (as defined below):

(a)        Cummins shall transfer the applicable Optional Shares to each Investment Entity, and each Investment Entity shall accept such Optional Shares, in certificated form or as otherwise agreed by Cummins and the Investment Entities; and

(b)        each Investment Entity shall transfer the applicable Optional Cummins Obligations to Cummins, and Cummins shall accept and retire such Optional Cummins Obligations, through the facilities of DTC or as otherwise agreed by the Investment Entities and Cummins. The closing of an Optional Exchange is herein referred to as an “Optional Exchange Closing.”

Article II
Assignment of Rights by Cummins and the Investment ENTITIES

Section 2.1         Assignment of Rights at First Exchange.

Effective as of the First Exchange Closing:

(a)        Cummins hereby assigns to each Investment Entity all its rights arising out of or in respect of the specified number of Firm Shares set forth opposite such Investment Entity’s name on Schedule II hereto, and each Investment Entity hereby consents to such assignment; and

(b)        each Investment Entity hereby assigns to Cummins all its rights arising out of or in respect of the specified principal amount of Firm Cummins Obligations set forth opposite such Investment Entity’s name on Schedule III hereto, and Cummins hereby consents to each such assignment.

Section 2.2         Assignment of Rights at Optional Exchange.

Effective as of any Optional Exchange Closing:

(a)        Cummins hereby assigns to each Investment Entity all its rights arising out of or in respect of the specified number of Optional Shares set forth opposite such Investment Entity’s name on Schedule IV hereto (to the extent such shares are to be exchanged in such Optional Exchange), and each Investment Entity hereby consents to such assignment; and

(b)        each Investment Entity hereby assigns to Cummins all its rights arising out of or in respect of the specified principal amount of Optional Cummins Obligations set forth opposite such Investment Entity’s name on Schedule V hereto (to the extent such Optional Cummins Obligations are to be exchanged in such Optional Exchange), and Cummins hereby consents to each such assignment.

Article III
Representations and Warranties

Section 3.1         Cummins Representations and Warranties.

Cummins hereby represents and warrants to each of the Investment Entities that:

(a)        the execution, delivery and performance by Cummins of this Agreement, the Underwriting Agreement and the consummation by Cummins of the transactions to which it is a party contemplated in this Agreement, the Underwriting Agreement and the Separation Agreements to which Cummins is a party will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (A) any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Cummins is a party or by which Cummins is bound or to which any of the property or assets of Cummins is subject, (B) the certificate of incorporation or by-laws (or other applicable organizational document) of Cummins, or (C) any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over Cummins or any of its properties except, in the case of (A) and (C), as would not, individually or in the aggregate, have any material adverse change or effect on the ability of Cummins to consummate the transactions to which it is a party contemplated herein, in the Underwriting Agreement and in the Separation Agreements;

(b)        assuming the accuracy of Atmus's representations and warranties in the Underwriting Agreement and the Investment Entities’ representations and warranties in Section 3.3 of this Agreement, no consent, approval, authorization or order is necessary for the execution, delivery and performance by Cummins of this Agreement and the Separation Agreements to which Cummins is a party, except for such consents, approvals, authorizations, orders, filings, registrations or qualifications (w) as may be required under state securities or Blue Sky laws or foreign laws in connection with the purchase and distribution of the Shares by the Underwriters, (x) with respect to FINRA, (y) as may be required under the rules of The New York Stock Exchange or (z) as have been obtained or made and are in full force and effect on or prior to the date hereof;

(c)        Cummins has all requisite corporate power and authority to consummate the Exchange and to execute and deliver, and to perform its obligations under, this Agreement, the Underwriting Agreement and the Separation Agreements to which Cummins is a party. This Agreement has been duly and validly authorized, executed and delivered by Cummins. The Underwriting Agreement and each Separation Agreement to which Cummins is a party have been duly authorized, and when executed and delivered by Cummins and, assuming due authorization, execution and delivery by each of the other parties thereto, each Separation Agreement to which Cummins is a party will constitute a valid and legally binding agreement of Cummins enforceable against Cummins in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability;

(d)        Cummins and each Significant Subsidiary (as defined in Rule 1-02(x) of Regulation S-X under the Act) of Cummins has been (i) duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority (corporate and other) to own its properties and conduct its business, and (ii) duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except, in the case of this clause (ii), where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

(e)        upon delivery of the Shares to the Investment Entities pursuant to the Exchange, the Investment Entities will have good and valid title to, or a valid “security entitlement” within the meaning of Section 8-501 of the New York Uniform Commercial Code in respect of, the Shares, free and clear of all liens, encumbrances, equities or claims;

(f)         Cummins has made its own independent inquiry as to the legal, tax and accounting aspects of the transactions contemplated by this Agreement, the Underwriting Agreement and each of the Separation Agreements, and Cummins has not relied on any of the Investment Entities or their respective legal counsel for legal, tax or accounting advice in connection with the transactions contemplated by this Agreement, the Underwriting Agreement or each of the Separation Agreements; and

(g)        when the Firm Shares are transferred to the Investment Entities at the First Exchange Closing in exchange for Firm Cummins Obligations, and when any Optional Shares are transferred to the Investment Entities at any Optional Exchange in exchange for the applicable Optional Cummins Obligations, (i) the Shares will have been duly and validly authorized, and duly and validly issued and fully paid and non-assessable, (ii) will conform in all material respects to the description of the Shares contained in the Pricing Disclosure Package and the Prospectus and (iii) the issuance of the Shares will not be subject to any preemptive or similar rights;

(h)        Cummins will not directly or indirectly use the proceeds of the Cummins Obligations, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or target of any sanctions administered or enforced by the U.S. Government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”, the European Union, His Majesty’s Treasury, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”), or in any other matter that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions, or (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any of the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which the Company and its subsidiaries conduct business or any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder, the Bribery Act 2010 of the United Kingdom or any other applicable anti-corruption law or anti-bribery law or regulation.

(i)         Cummins received a private letter ruling from the U.S. Internal Revenue Service (the “IRS”) dated as of May 10, 2022 (the “IRS Ruling”), separately furnished to the Investment Entities, regarding certain tax matters relating to the Separation (as defined in the Prospectus) and Split-Off (as defined in the Prospectus), and (1) the IRS Ruling has not been revoked in whole or in part and (2) Cummins has no reason to believe that there is any basis for the IRS Ruling to be revoked in whole or in part. Cummins received an opinion of KPMG LLP, dated as of [●], to the effect that the Split-Off was a transaction described in Section 355(a) of the Internal Revenue Code of 1986, as amended (the “Tax Opinion”), and (1) the Tax Opinion has not been revoked in whole or in part and (2) Cummins has no reason to believe that there is any basis for the Tax Opinion to be revoked in whole or in part; and

(j)         Cummins has not entered into any hedging contract or other risk minimization arrangement with respect to the Cummins Obligations.

Section 3.2          Investment Entities Representations and Warranties.

Each Investment Entity hereby, severally and not jointly, represents and warrants to Cummins that:

(a)        the execution, delivery and performance by such Investment Entity of this Agreement and the Underwriting Agreement and the consummation by such Investment Entity of the transactions to which it is a party contemplated herein and in the Underwriting Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which such Investment Entity is a party or by which such Investment Entity is bound or to which any of the property or assets of such Investment Entity is subject, (ii) the charter or by-laws (or other applicable organizational document) of such Investment Entity, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Investment Entity or any of its properties except, in the case of (i) and (iii), as would not, individually or in the aggregate, have a material adverse effect on such Investment Entity’s ability to consummate the transactions contemplated herein, and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance by such Investment Entity of this Agreement and the Underwriting Agreement and for the transactions contemplated hereunder and thereunder, except such as have been obtained or made prior to or on the date hereof;

(b)        such Investment Entity has full right, power and authority to enter into this Agreement, and each of this Agreement and the Underwriting Agreement has been duly authorized by such Investment Entity;

(c)        such Investment Entity has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such concept exists), is duly qualified to do business and is in good standing (to the extent such concept exists) in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the business in which it is engaged and to exchange the Shares for Cummins Obligations and sell shares in the initial public offering contemplated by the Registration Statement;

(d)        such Investment Entity is in compliance with all laws, regulations and orders of any governmental authority applicable to its performance of its obligations hereunder, except where the failure to do so, individually or in the aggregate, would not have a material adverse effect and would not result in a prospective material adverse effect on the ability of such Investment Entity to perform its obligations under this Agreement;

(e)        such Investment Entity has made its own independent inquiry as to the legal, tax and accounting aspects of the transactions contemplated by this Agreement and the Underwriting Agreement, and such Investment Entity has not relied on Cummins or Cummins’ legal counsel or Cummins’ other advisors for legal, tax or accounting advice in connection with the transactions contemplated by this Agreement or the Underwriting Agreement;

(f)         Upon delivery of the Cummins Obligations to The Depository Trust Company (the “DTC”) or its nominee through the procedures of the DTC, Cummins will acquire a good and valid title to, or a valid “security entitlement” within the meaning of Section 8-501 of the New York Uniform Commercial Code in respect of, the Cummins Obligations, free and clear of adverse claims, other than those arising from the acts of Cummins; and

(g)        other than this Agreement, such Investment Entity has not entered into any agreements or other arrangements with respect to the Cummins Obligations with Cummins, Atmus or any of their affiliates.

Article IV
Covenants of the Investment Entities

Section 4.1         Covenants of the Investment Entities.

Each Investment Entity hereby, severally and not jointly, covenants to Cummins that all of the Cummins Obligations owned by such Investment Entity shall at all times continue to be owned by such Investment Entity as principal for its own account until the latest time at which the Cummins Obligations could potentially be exchanged pursuant hereto, and such Investment Entity shall treat itself as the owner of all Cummins Obligations owned by it for U.S. federal income tax purposes at all times until such date.

Article V
Conditions

Section 5.1         Conditions of the Investment Entities to Exchange Cummins Obligations for Shares.

The obligations of the Investment Entities to exchange Cummins Obligations for Shares at the First Exchange Closing and any Optional Closing shall be subject to the satisfaction (or waiver) of the following conditions:

(a)        Cummins shall have furnished to the Investment Entities an opinion of Baker & McKenzie LLP, special counsel to Cummins, dated the applicable Closing Date in the form of Exhibit B hereto;

(b)        the IRS Ruling (as defined in the Form of Tax Matters Agreement, filed as Exhibit 10.3 to the Registration Statement) shall remain in full force and effect and shall not have been revoked in whole or in part as of the applicable Closing Date;

(c)        no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other legal restraint or prohibition shall be in effect preventing the transactions contemplated to occur at the First Exchange Closing or the Optional Exchange Closing, as applicable;

(d)        (i) the representations and warranties of Cummins in this Agreement shall be true and correct in all respects on and as of the applicable Closing Date, with the same effect as if made on the applicable Closing Date, (ii) Cummins shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the applicable Closing Date and (iii) Cummins shall have furnished to the Investment Entities a certificate of Cummins in a form reasonably satisfactory to the Investment Entities, signed by two authorized officers of Cummins, each in his or her capacity as an officer of Cummins and not in his or her individual capacity, and dated the applicable Closing Date, to the effect set forth in clauses (i) and (ii) above;

(e)        the Underwriting Agreement has been duly executed and delivered and shall remain in full force and effect and the conditions to the obligations of the Underwriters to purchase and pay for the applicable Shares as set forth in Section 10 of the Underwriting Agreement shall have been satisfied or waived (other than those conditions that by their nature cannot be satisfied prior to the applicable closing pursuant to the Underwriting Agreement);

(f)         Cummins shall have furnished to each Investment Entity a properly completed and executed IRS Form W-9; and

(g)        on or prior to each Closing Date, Cummins shall have furnished to the Investment Entities such other certificates and documents as the Investment Entities may reasonably request.

In the event that any of the conditions set forth in this Section 5.1 shall not have been fulfilled (or waived by the Investment Entities) on the First Exchange Closing Date, this Agreement may be terminated by the Investment Entities by delivering a written notice of termination to Cummins. Any such termination shall be without liability of any party hereto to any other party hereto except to the extent (i) arising from a willful breach of this Agreement prior to termination by any party hereto or (ii) provided in the Underwriting Agreement. The parties acknowledge and agree that any of their respective rights and/or obligations under the Underwriting Agreement, including Sections 9 and 11 thereof, shall not be affected by any such termination of this Agreement.

Section 5.2         Conditions of Cummins to Exchange Shares for Cummins Obligations.

The obligations of Cummins to exchange Shares for Cummins Obligations at the First Exchange Closing and any Optional Closing shall be subject to the satisfaction (or waiver) of the following conditions:

(a)        (i) the representations and warranties of each Investment Entity in this Agreement shall be true and correct in all respects on and as of the applicable Closing Date, with the same effect as if made on the applicable Closing Date, (ii) each Investment Entity shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the applicable Closing Date and (iii) each Investment Entity shall have furnished to Cummins a certificate of such Investment Entity in a form reasonably satisfactory to Cummins, signed by an authorized officer and dated the applicable Closing Date, to the effect set forth in clauses (i) and (ii) above;

(b)        the IRS Ruling shall remain in full force and effect and shall not have been revoked in whole or in part as of the applicable Closing Date;

(c)        no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other legal restraint or prohibition shall be in effect preventing the transactions contemplated to occur at the First Exchange Closing or the Optional Exchange Closing, as applicable; and

(d)        the Underwriting Agreement has been duly executed and delivered and shall remain in full force and effect.

In the event that any of the conditions set forth in this Section 5.2 shall not have been fulfilled (or waived by Cummins) on the First Exchange Closing Date, this Agreement may be terminated by Cummins by delivering a written notice of termination to the Investment Entities. Any such termination shall be without liability of any party hereto to any other party hereto expect to the extent (i) arising from a willful breach of this Agreement prior to termination by any party hereto or (ii) provided in the Underwriting Agreement. The parties acknowledge and agree that any of their respective rights and/or obligations under the Underwriting Agreement, including Sections 5, 9 and 11 thereof, shall not be affected by any such termination of this Agreement.

Article VI
Termination of Agreement

Section 6.1         Termination of Agreement.This Agreement will be terminated if:

(a)        the Underwriting Agreement, substantially in the form attached hereto as Exhibit A, is not executed and delivered by the parties thereto by , 2023; or

(b)        after the execution and delivery of the Underwriting Agreement, the Underwriting Agreement is terminated in accordance with Section 10 thereof or by mutual written agreement parties thereto prior to the First Exchange Closing Date or, in the case of the Option Shares, prior to the Optional Closing Date.

Article VII
Relationship of Parties

Section 7.1         Relationship of Parties.

All acquisitions of Cummins Obligations by each Investment Entity, all exchanges of Cummins Obligations for Shares by each Investment Entity pursuant to this Agreement, all transactions described in the Underwriting Agreement and all other acts or omissions of each Investment Entity in connection with this Agreement, are for each Investment Entity’s own account and not for the account of Cummins. No principal-agent relationship is, or is intended to be, created between Cummins and any Investment Entity by any of the provisions of this Agreement. Cummins acknowledges and agrees that each Investment Entity is acting solely in the capacity of an arm’s length contractual counterparty to Cummins with respect to the transactions contemplated hereby (including in connection with determining the terms of the offering under the Underwriting Agreement) and not as a financial advisor or fiduciary to, or an agent of, Cummins or any other person.

Article VIII
Public Announcements

Section 8.1         Public Announcements.

No public release, announcement or other public disclosure concerning the First Exchange or any Optional Exchange shall be issued by Cummins or any Investment Entity without the prior written consent of the other parties (which shall not be unreasonably withheld or delayed), except if limited solely to any information set forth in Atmus's Registration Statement on Form S-1, any such release or announcement required by applicable law or the rules or regulations of any U.S. securities exchange (including any Exchange Act filing deemed required by Cummins or Atmus to be so required), in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on each release or announcement in advance of such issuance and shall consider and address in good faith the views and comments made by such other party regarding any such release, announcement or other public disclosure.

Article IX
Survival of Provisions

Section 9.1         Survival of Provisions.

The respective agreements, representations, warranties and other statements of Cummins or their respective officers, and each Investment Entity or its officers, in each case set forth in or made pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation made by or on behalf of each Investment Entity or Cummins, and shall survive the First Exchange Closing and any Optional Closing.

Article X
Miscellaneous Provisions

Section 10.1       Notices.

All statements, requests, notices and agreements hereunder shall be in writing, and if to Cummins shall be delivered or sent by mail, telex or facsimile transmission to Cummins Inc., 500 Jackson Street, Box 3005, Columbus, Indiana 47202, Attention: General Counsel, with a copy (which shall not constitute notice) to Baker & McKenzie LLP, 425 Fifth Avenue, New York, NY 10018, Attention: Mark Mandel, Fax: (212) 310-1736; if to the Investment Entities shall be delivered or sent by mail, telex or facsimile transmission in care of Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282-2198, Attention: Registration Department, and J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Fax: (212) 622-8358, Attention: Equity Syndicate Desk, with a copy (which shall not constitute notice) to Simpson, Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, Attention: Roxane Reardon and Lesley Peng, Fax: (212) 455-2502; and if to Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

Section 10.2       Successors.

This Agreement shall be binding upon, and inure solely to the benefit of, Cummins and the Investment Entities, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

Section 10.3       Time.

Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Securities and Exchange Commission’s office in Washington, D.C. is open for business.

Section 10.4       No Advisory Responsibility.

Cummins acknowledges and agrees that (i) the transfer of the Shares pursuant to this Agreement is an arm's-length commercial transaction between Cummins, on the one hand, and the Investment Entities, on the other, (ii) in connection therewith and with the process leading to such transaction each Investment Entity is acting solely as a principal and not the agent or fiduciary of Cummins, (iii) no Investment Entity has assumed an advisory or fiduciary responsibility in favor of Cummins with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such Investment Entity has advised or is currently advising Cummins on other matters) or any other obligation to Cummins except the obligations expressly set forth in this Agreement, (iv) Cummins has consulted its own legal and financial advisors to the extent it deemed appropriate and (v) none of the activities of the Investment Entities in connection with the transactions contemplated herein constitutes a recommendation, investment advice, or solicitation of any action by the Investment Entities with respect to any entity or natural person. Cummins agrees that it will not claim that the Investment Entities, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Cummins, in connection with such transaction or the process leading thereto.

Section 10.5       Prior Agreements.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between Cummins and the Investment Entities, or any of them, with respect to the subject matter hereof.

Section 10.6       Recognition of the U.S. Special Resolution Regimes.

(a)        In the event that any Investment Entity that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Investment Entity of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)        In the event that any Investment Entity that is a Covered Entity or a BHC Act Affiliate of such Investment Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Investment Entity are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c)        As used in this section:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be inter-preted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Section 10.7       Applicable Law.

This Agreement and any transaction contemplated by this Agreement and any claim, controversy or dispute arising under or related thereto shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws that would result in the application of any other law than the laws of the State of New York. Cummins agrees that any suit or proceeding arising in respect of this Agreement or any transaction contemplated by this Agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and Cummins agrees to submit to the jurisdiction of, and to venue in, such courts.

Section 10.8       Waiver of Jury Trial.

Each of Cummins and the Investment Entities hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 10.9       Counterparts.

This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CUMMINS INC.

By:
Name:
Title:

[Signature Page to Debt-For-Equity Exchange Agreement]

GOLDMAN SACHS & CO. LLC

By:
Name:
Title:

[Signature Page to Debt-For-Equity Exchange Agreement]

J.P. MORGAN SECURITIES LLC

By:
Name:
Title:

[Signature Page to Debt-For-Equity Exchange Agreement]

Schedule I

Investment Entities	Cummins Obligations	Maturity Date of Cummins Obligations
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Schedule II

Investment Entities	Firm Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Schedule III

Investment Entities	Firm Cummins Obligations (at maturity)
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Schedule IV

Investment Entities	Optional Shares
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Schedule V

Investment Entities	Optional Cummins Obligations (at maturity)
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Schedule VI

Investment Entities	Optional Cummins Debt per Optional Share
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

Exhibit A

[Form of Underwriting Agreement]

Exhibit B

[Form of Baker & McKenzie Opinion]